Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is between Noel Wheeler (“Executive”) and Labor Ready Acquisition Sub II, Inc.(the “Company”), and is effective as of May 27, 2005.

RECITALS

A.                                    Executive has served in a management or executive capacity with CLP Resources, Inc. (“Resources”), CLP Holdings Corp. (“Holdings”), and Contractors Labor Pool, Inc. (jointly referred to herein as “CLP”) since September 1, 1999. In this capacity, Executive has served a key role on the executive team and has had company-wide management responsibility. Executive and CLP have entered into a contract dated September 1, 1999 (“CLP Employment Agreement”).

B.                                    The Company, Labor Ready, Inc. (“Labor Ready”), Holdings and others are negotiating an agreement (the “Merger Agreement”) involving the merger of the Company with Holdings (the “Merger”). The entry into this Agreement by the Company and Executive is a condition of the closing of’ the Merger.

C.                                    As a result of the Merger, the surviving corporation after the Merger will become a wholly-owned subsidiary of Labor Ready (Labor Ready and all of its subsidiaries, including the surviving corporation after the Merger, are collectively referred to herein as the “Labor Ready Group”)

D.                                    In Executive’s employment with the Company, Executive is expected to have access to confidential and propriety information of the Labor Ready Group which is vital to the ability of the Labor Ready Group to compete in all of its locations.

E.                                      Executive wishes to be employed by the Company and the Company wishes to employ Executive under the terms and conditions stated in this Agreement subject to the closing of the Merger’, with the understanding that the employment of Executive is likely to be transferred to another member of the Labor Ready Group in accordance with the terms of this Agreement.

I.                                         COMPENSATION AND POSITION.

A.                                    Employment. In consideration of the covenants and promises contained herein and the promise of payment to Executive set forth in section LC, below, and other good and valuable consideration, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company, upon the terms and conditions hereinafter set forth.

B.                                    Effective Date. Executive’s employment pursuant to this Agreement shall become effective (the “Effective Date”) immediately upon closing of the Merger without further actions. If the Merger is not completed, this Agreement will be automatically terminated.

C.                                    Position anti Compensation.

1.                                       Executive’s initial base salary under this Agreement shall be at the annual rate of $250,000.

2.                                       Subject to the approval of the Labor Ready Board of Directors, following the closing of the Merger and approval of the Labor Ready, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan”) by Labor Ready’s shareholders, Executive will receive an option grant for 42,574 shares of the common stock of Labor Ready in accordance with and subject to the terms and conditions of the Plan.

3.                                       Subject to the approval of the Labor Ready Board of Directors, following the closing of the Merger and approval of the Plan by Labor Ready’s shareholders, Executive will receive a grant of 17,668 shares of restricted stock of Labor Ready in accordance with and subject to the terms and conditions of the Plan.

4.                                       Bonuses.

(a)                                  Executive Bonus.   Executive shall be eligible to receive an Executive Bonus of up to 25% of Executive’s then current salary, subject to eligibility requirements and terms described below. The amount of this Executive Bonus if any, will be determined by the President of Labor Ready within two weeks after the press release of the prior year’s results (“Reconciliation Date”), and shall be paid (subject to taxes and withholdings) within seven days after the Reconciliation Date. The Executive Bonus shall be determined as follows:

(i)                                     12.5% of Executive’s Adjusted Salary if the business units under Executive’s management (CLP) reach the EBITDA target assigned by the President of Labor Ready “Adjusted Salary” means Executive’s base salary adjusted by a multiplier determined by the President of Labor Ready. For 2005, the multiplier will range from 0.5 to 1.2. The full 12.5% can be earned for reaching the full EBITDA target. A prorated amount of the bonus will be earned for EBITDA levels between 90% and 125% of the EBIDTA target, based on the following metrics:

Achievement	Bonus Award
125% of the EBITDA target	125% of the target bonus
100% of the EBITDA target	100% of the target bonus amount
90% of the EBITDA target	50% of the target bonus amount
Less than 90% of the EBITDA target	No bonus.

(ii)                                  12.5% of Executive’s Adjusted Salary if the audited net after-tax profit of Labor Ready meets or exceed annual targets established by Labor Ready according to the Short–Term Incentive Plan set forth in the Proxy Statement for the Annual Meeting of Shareholders, dated Wednesday, May 18, 2005. “Adjusted Salary” means Executive’s base salary adjusted by a multiplier determined by the President of Labor Ready. For 2005, the multiplier will range from 0.5 to 1.2. At least 25% of the payment must be made in restricted stock. The full 12.5% can be earned for reaching the full growth target. A prorated amount of the bonus will be earned for growth levels between 50% and 125% of the growth target, based on the following metrics:

Achievement	Bonus Award
125% of the growth target	125% of the target bonus
100% of the growth target	100% of the target bonus amount
50% of the growth target	50% of the target bonus amount
Less than 50% of the growth target.	No bonus.

(b)           Transition Bonus.    For only the fiscal years for 2005 and 2006, Executive shall also be eligible for a Transition Bonus; as such plan may be amended from time to time, subject to requirements set forth below. Executive will have a 2005 and 2006 EBITDA target amount for the business units under Executive’s management (CLP) as assigned by the President of Labor Ready.

The Transition Bonus shall be in the gross amount of $100,000 if the EBITDA of the business units under Executive’s management equals or exceeds such targets. A prorated amount of the bonus will be earned for reaching EBITDA levels between 90% and 125% of the EBIDTA target, based on the following metrics:

Achievement	Bonus Award
125% of the EBITDA target	125% of the target bonus
100% of the EBITDA target	100% of the target bonus amount
90% of the EBITDA target	50% of the target bonus amount
Less than 90% of the EBITDA target	No bonus.

The amount of this Transition Bonus if any, will be determined by the President of Labor Ready upon the Reconciliation Date, as defined above, and shall be paid (subject to taxes and withholdings) within seven days after the Reconciliation Date.

(c)           Bonus Eligibility.    To be eligible for the Executive or the Transition Bonus, Employee must be employed by Company or Labor Ready on the Reconciliation Date for such bonus and must be in compliance with Employee’s obligations under this Agreement. Notwithstanding the foregoing, if Company or Labor Ready terminates Employee’s employment prior to such date for either year, if such termination is without Cause, as defined below, or if Executive terminates employment with Labor Ready or the Company for Good Reason and no Cause for termination exists, and if’ the targets and objectives are achieved, Executive will be paid a prorated amount of the Executive and Transition Bonus adjusted to reflect the number of days of Executive’s actual employment in such fiscal year as compared to the number of days that Employee would have worked in such fiscal year had Employee been employed through the end of’ the year. Such payment would be made at the same times as if Executive had remained employed through the year end.

5.                                       Executive’s position will be President and CEO of the surviving corporation after the Merger.  In this position, he will be required to (a) devote the necessary time, attention, skill and efforts to performance of his duties as President and CEO, including (i) oversight of the business units under Executive’s management; (ii) formulating a succession plan; (iii) identifying and recruiting his successor; (iv) formulating a transition plan; and (b) perform such other duties as may be assigned by the Board of Directors in its discretion. Executive’s performance of his obligations under subsections (a) (ii), (iii) and (iv) shall be in accordance with a process approved by the Board of Directors with the input of Executive.

D.                                    Benefits.

1.                                       Executive shall be entitled to all benefits offered generally to employees of the Company or such other entity that takes over the operations of Resources from the Company

2.                                       Executive shall be entitled each year during the term of this Agreement to a vacation accrual of twenty-five (25) business days, no two of which need be consecutive, during which time his compensation shall be paid in full. Vacation benefits shall be subject to the standard policy of the Company regarding vacation or such other entity that takes over the operations of Resources from the Company.

II.                                     TERMS AND CONDITIONS.

A.                                    Employment At Will.

1.                                       The Company and Executive agree that Executive’s employment is not for any specific or minimum term, and that subject to Section II.A.2 of this Agreement, the continuation of Executive’s employment is subject to the mutual consent of the Company and Executive, and that it is terminable at will, meaning that either the Company or Executive may terminate the employment at any time, for any reason or no reason, with or without cause, notice, pre-termination warning or discipline, or other pre- or post–termination procedures of any kind. Executive acknowledges and agrees that any prior representations to the contrary are void and superseded by this Agreement. Except as noted in Section VI.A, this Agreement expressly supersedes the CLP Employment Agreement and Executive agrees that Executive shall be entitled to no payments or other benefits under such Agreement, including payments or benefits related to a sale of Holdings or any of its subsidiaries as provided in the CLP Employment Agreement. Executive and the Company agree that Executive’s employment may be transferred upon the unilateral decision of the Company to another entity within the Labor Ready Group at any time without advance notice and that such transfer of employment shall not constitute “termination” of employment for any purpose under this Agreement, including this Section II.A Executive may not rely on any future representations to the contrary of this section II.A. I, whether written or verbal, express or implied, by any statement, conduct, policy, handbook, guideline or practice of Labor Ready or its employees or agents. Nothing in this Agreement should be construed as creating any right, contract or guarantee of employment.

2.                                       (a)                                  In the event of termination of Executive’s employment for any reason, Executive shall be paid unpaid wages and unused vacation earned through the termination date..

(b)                                 If the Company terminates Executive’s employment without Cause or Executive terminates employment with Good Reason as defined in this Agreement, in addition to the amounts described in Section ILA.2.a Executive shall be provided with the following as the sole remedy for such termination, subject to withholding:

(i)                                     separation payments for twelve (12) months from the termination date at the base monthly salary in effect for Executive on the termination date, or if such termination occurs during the first two (2) years of Executive’s employment under this Agreement, the difference between the number of full months of employment under this Agreement and 24 months, if such difference is longer than twelve (12) months, with the actual period of receipt of such payments being referred to as the “Severance Period”; and

(ii)                                  continued vesting for a period of twelve (12) months past the Executive’s employment termination date of any previously awarded Labor Ready stock options, restricted stock and other equity awards in compliance with the terms of the relevant plan or plans, and any applicable sub-plan or option agreement, provided that all vested awards shall be exercised prior to the end of such twelve-month period.

(c)                                  To be entitled to the benefits set forth in Section II.A.2(b), Executive must (i) sign and deliver and not revoke a release in the form of Exhibit A to this Agreement in accordance with its terms; and (ii) be in full compliance with all provisions of Section III and IV of this Agreement.

3.                                       (a)                                  For the purpose of this Agreement, “Cause,” as used herein, means any of the following: (i) any material breach of this Agreement by Executive which, if curable, has not been cured within twenty (20) days after Executive has been given written notice of the need to curt such breach, or which breach, if previously cured, recurs; (ii) unauthorized use or disclosure of Confidential Information, as defined in this Agreement; (iii) Executive’s substantial and repeated failure to perform duties as reasonably directed by the Board of Directors of the Company; (iv) material failure of Executive to comply with rules, policies or procedures of the Company as they may be amended from time to time; (v) dishonesty, fraud or gross negligence related to the business; (vi) personal conduct that is materially detrimental to the business or that violates the letter or spirit of the Company’s Code of Business Conduct and Ethics, in the good faith discretion of the Board; or (vii) conviction of or plea of nolo contendere to a felony.

(b)                                 “Good Reason,” as used herein, means (i) any material breach of this Agreement by the Company which, if curable, has not been cured within 20 days after the Company has been given written notice of the need to cure the breach, or which breach, if previously cured, recurs; (ii) assignment of Executive, without Executive’s consent, to a position that is not President and CEO of the entity controlling the operations (as distinguished from administrative functions) formerly conducted by Holdings; (iii) if there is a change in location of Executive’s primary place of work of more than 35 miles; or (iv) the material reduction of

Executive’s responsibilities and authority below the level of responsibility and authority held by Labor Ready’s Regional Vice President of Operations.

B.                                    Arbitration.  The Company and Executive agree that any claim arising out of or relating to this Agreement, or the breach of this Agreement, or Executive’s application, employment, or termination of employment, shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act. The Company and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, barassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between the Company and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction. In any such arbitration, neither Executive nor Company shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class The Company agrees to pay for the arbiter’s fees where required by law. In any claim or jurisdiction where this agreement to arbitrate is not enforced, the Company and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law to a jury trial. The prevailing party in any arbitration shall be entitled to its reasonable attorneys’ fees and costs.

C.                                    Duty of Loyalty.  Executive agrees during working hours to devote his full and undivided time, energy, knowledge, skill and ability to the Company’s business, to the exclusions of all other business and sideline interests Executive also agrees not to be employed elsewhere unless first authorized by the Company in writing, and the Company hereby approves Executive’s current status as a member of the Board of Directors of American Civil Constructors, provided that no conflict of interest exists at any time during such membership. In no event will Executive allow other activities to interfere with Executive’s duties to the Company. Executive agrees to faithfully and diligently perform all duties to the best of Executive’s ability. Executive recognizes that the services to be rendered under this Agreement require certain training, skills and experience, and that this Agreement is entered into for the purpose of obtaining such service for the Company. Executive agrees to perform his duties in a careful, safe, loyal and prudent manner. Executive agrees to conduct himself in a way which will be a credit to Labor Ready’s reputation and interests.

D.                                    Reimbursement.  If Executive ever possesses any Company funds (including without limitation cash and travel advances, overpayments made to Executive by the Company, amounts received by Executive due to the Company’s error, unpaid credit or phone charges, excess sick or vacation pay, or any debt owed the Company for any reason, including misuse or misappropriation of Company assets), Executive will remit them to Labor Ready corporate headquarters in Tacoma, Washington promptly unless directed otherwise in writing. If Executive’s employment ends, Executive will fully and accurately account to the Company for any Company funds and other property in Executive’s possession. If’ Executive fails to do so, Executive hereby authorizes the Company (subject to any limitations under applicable law) to make appropriate deductions for amounts agreed to be due and owing from any payment otherwise due Executive (including without limitation, Executive’s paycheck, salary, bonus, commissions, expense reimbursements and benefits), in addition to all other remedies available to the Company.

E.                                      Background Investigation.  Executive agrees that at any time during employment the Company may, subject to any applicable legal requirements and reasonable grounds, investigate Executive’s background for any relevant information on any subject which might have a bearing on job performance including, but not limited to, employment history, education, financial integrity and credit worthiness, and confirm that Executive has no criminal record during the last ten years. Executive shall sign any and all documents necessary for the Company to conduct such investigation. For this purpose, Executive specifically authorizes the Company to obtain any credit reports, background checks and other information which may be useful. Executive acknowledges and, except as may be limited by applicable law, agrees to abide at all times by the terms of Labor Ready’s drug and alcohol policy. Executive understands that failure to comply with Labor Ready’s policies, including its drug and alcohol policies may result in termination of employment. Labor Ready and Executive acknowledge that in his role as CEO, Executive’s job duties may involve entertainment of customers and potential customers in the course of his regular responsibilities. Such entertainment may include drinking of alcohol during meals or other entertainment events, providing customers with alcohol as seasonal gifts, or otherwise possessing and consuming alcohol in moderation. So long as Executive does not drink to the point of inebriation, violate any motor vehicle laws relating to alcohol, or drink to the point of otherwise causing embarrassment to Labor Ready, Labor Ready agrees that such activities identified in this paragraph will not constitute a violation of the Labor Ready policies on alcohol consumption.

III.                                 NON-COMPETITION AND NON-SOLICITATION.

A.                                    Non-Disclosure of Confidential Information.

1.                                       In connection with Executive’s duties, Executive may have access to some or all of the Labor Ready Group’s “Confidential Information,” (including information which was formerly the confidential information of CLP prior to the closing of the Merger) which includes the following, whether recorded or mentally memorized: (i) the ideas, methods, techniques, formats, specifications, procedures, designs, strategies, systems, processes, data and software products which are unique to the Labor Ready Group; (ii) all of the Labor Ready Group’s customers, marketing, pricing and financial information, including the names, addresses and any other information concerning any customer; (iii) the content of all of the Labor Ready Group’s operations, sales and training manuals; (iv) all other information now in existence or later developed which is similar to the foregoing; and (v) all information which is marked as confidential or explained to be confidential or which, by its nature, is confidential

2.                                       Executive recognizes the importance of protecting the confidentiality and secrecy of Confidential Information Executive agrees to use his best efforts to protect Confidential Information from unauthorized disclosure to others. Executive understands that protecting Confidential Information from unauthorized disclosure is critically important to the Labor Ready

Group’s success and competitive advantage, and that the unauthorized disclosure of Confidential Information would greatly damage the Labor Ready Group.  Executive recognizes and agrees that taking and using a trade secret or Confidential Information by memory is no different from taking it on paper or in some other tangible form. Executive agrees that Executive will request clarification from Labor Ready’s legal department if Executive is at all uncertain as to whether any information or materials ate “Confidential Information,”

3.                                       Executive agrees not to disclose any Confidential Information to others outside the Company or others inside the Company without a need to know such information, use any Confidential Information for Executive’s own benefit or make copies of any Confidential Information without Labor Ready’s written consent, whether during or after Executive’s employment with the Company. Executive recognizes and agrees that he has the duty of care of a fiduciary in protecting the Labor Ready Group’s Confidential Information. Executive also agrees to return all Confidential Information in his possession to Labor Ready at Labor Ready’s headquarters in Tacoma, Washington, immediately upon Labor Ready’s request.

4.                                       If Executive’s employment with any member of the Labor Ready Group is terminated, Executive agrees to immediately return to Labor Ready, at its headquarters in Tacoma Washington, all manuals, mailing lists, customer lists, supplies, equipment, checks, petty cash, and all other material and records of any kind concerning the Labor Ready Group’s business, that Executive may possess, unless otherwise approved by Labor Ready.

B.                                    Non-Competition.

1.                                       During the term of this Agreement and for a period of two (2) years immediately following the termination of employment with any member of the Labor Ready Group with or without Cause or Good Reason, so long as Labor Ready continues to carry on substantially the same business, defined in this Agreement as Skilled Construction and Industrial Trades Staffing, Day Labor and Light Industrial Staffing, Executive will not, for any reason whatsoever, directly or indirectly, for Executive or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, engage in any of the following activities within the “Restricted Area” (as hereinafter defined): own, manage, operate, control, be employed by, participate in, invest in, engage in or be connected in any manner with the ownership, management, operation or control of the same, similar, or related line of business as that carried on at the time of termination by any member of the Labor Ready Group (including the surviving corporation after the Merger), including, without limitation, the solicitation of business or customers located within the Restricted Area. For this purpose, the term “Restricted Area” means a twenty-five (25) mile radius around each branch of any member of the Labor Ready Group at the time of termination and any location where any member of the Labor Ready Group has placed workers during Executive’s employment. This non-competition agreement is enforceable whether Executive’s employment is terminated by any member of the Labor Ready Group or Executive. This non-competition agreement does not prevent Executive from involvement in any industries in which the Labor Ready Group is not involved, such as health care, IT, legal, accounting or executive placement, unless any member of the Labor Ready Group has entered into those fields prior to Executive’s termination

2.                                       Executive agrees that this covenant is necessary to protect the intellectual property and trade secrets of the Labor Ready Group in view of Executive’s key role with the Labor Ready Group and the extent of confidential and proprietary information about the Labor Ready Group to which Executive has information. The Company and Executive agree that the provisions of this Section III.B do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of the Labor Ready Group; that the nature of Executive’s responsibilities with the Company under this Agreement and Executive’s former responsibilities with CLP provide and/or have provided Executive with access to Confidential Information that is valuable and confidential to the Labor Ready Group; that the Company would not continue to employ Executive if Executive did not agree to the provisions of this Section III.B; that this Section III.B is reasonable in terms of length of time and geographic scope; and that sufficient consideration supports this Section III.B. In the event that a court or arbitrator determines that any provision of this Section III.B is unreasonably broad or extensive, including length of time or geographic scope, Executive agrees that such court or arbitrator should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed.

C.                                    No Employee Solicitation.  During the term of this Agreement and for a period of two (2) years immediately following the termination of employment, with or without Cause or Good Reason, so long as Labor Ready continues to carry on substantially the same business, Executive will not, for any reason whatsoever, directly or indirectly, for Executive or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, solicit, induce or otherwise influence, or attempt to solicit, induce or otherwise influence, in any manner any of the Labor Ready Group’s employees to leave their employment with the Labor Ready Group for any reason, including for the purpose of becoming employed by Executive’s new employer.

D.                                    No Customer Solicitation.  Executive understands and agrees that the methods employed in the Labor Ready Group’s business will place Executive in a close business and personal relationship with Labor Ready Group customers. Thus, during the term of this Agreement and for a period of two (2) years immediately following the termination of employment with or without Cause or Good Reason, so long as the Labor Ready Group continues to carry on substantially the same business, Executive will not, for any reason whatsoever, directly or indirectly, for Executive or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, contact, call upon, solicit, service, influence or attempt to contact, call upon, solicit, service or influence any customers or potential customers (prospects) of any branch where Executive was stationed within one (1) year before termination of employment with any member of the Labor Ready Group, or with whom Executive had direct or indirect contact or for whom Executive had responsibility during Executive’s tenure with any member of the Labor Ready Group or otherwise assisted the Labor Ready Group in providing services to.

E.                                     General Provisions.

1.                                       If Executive violates any of the covenants in this Section III, the time period covered by the covenants will automatically be extended by a length of time equal to the time period during which such violation occurred.

2.                                       The covenants set forth above are independent of any other provision of this Agreement. Executive agrees that they will be enforceable whether or not Executive has any claim against the Company.

3.                                       Executive acknowledges that if Executive violates any of the foregoing covenants, the damage to the Company will be such that the Company is not likely to be made whole with a monetary award. Therefore, Executive agrees that if Executive violates any such covenant, the Company will be entitled to a temporary restraining order, a preliminary injunction and/or a permanent injunction, in addition to any and all other legal or equitable remedies available under law and equity.

4.                                       Executive represents and warrants that Executive has been in full compliance with the provisions protecting Company’s Confidential Information as set forth in the CLP Employment Agreement.

5.                                       For the purposes of this Section III, all references to Confidential Information or Confidential Information of the Labor Ready Group also apply to Confidential Information belonging to any affiliate of the Labor Ready Group. Executive’s covenants in subsections (B), (C) and (D) of this Section III shall protect affiliates of the Labor Ready Group to the same extent that they protect any member of the Labor Ready Group, to the extent that he has Confidential Information belonging to such affiliates.

F.                                     Other Employers and Obligations.

1.                                       Executive represents to the Company that Executive is not subject to any restriction or duties under any agreement with any third party or otherwise which will be breached by employment with the Company or any member of the Labor Ready Group, or which will conflict with the best interests of any member of the Labor Ready Group or Executive’s obligations under this Agreement.

2.                                       Executive warrants that his employment with the Company will not violate any contractual obligations with other parties. Executive will not use during his employment with the Company nor disclose to any member of the Labor Ready Group any confidential or proprietary information or trade secrets from any former or current employers, principals, partners, co-venturers, customers or suppliers, and will not bring onto the premises of any member of the Labor Ready Group any unpublished document or any property belonging to any such person or entities without their consent. If employment with any member of the Labor Ready Group is terminated, Executive agrees to tell his new employer about this Agreement and its terms at the time of re-employment.

IV.                                ASSIGNMENT OF INVENTIONS.

A.                                    Assignment.  Executive will make prompt and full disclosure to the Company, will hold in trust for the sole benefit of the Company, and will assign exclusively to the Company all right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material and trade secrets (collectively herein “Inventions”) that Executive solely or jointly may conceive, develop, author, reduce to practice or otherwise produce during his employment with any member of the Labor Ready Group.

B.                                    Outside Inventions.  Executive’s obligation to assign shall not apply to any Invention about which Executive can prove all the following: (a) it was developed entirely on Executive’s own time; (b) no equipment, supplies, facility, services or trade secret information of any member of the Labor Ready Group was used in its development; (c) it does not relate (i) directly to the business of any member of the Labor Ready Group or (ii) to the actual or demonstrably anticipated business, research of development of any member of the Labor Ready Group; and (d) it does not result from any work performed by Executive for the Labor Ready Group. Executive shall attach a list of all existing Inventions meeting these requirements to this Agreement

V.                                    COMPLIANCE WITH LAWS AND CODE OF CONDUCT.

A.                                    Commitment to Compliance. The Company is committed to providing equal employment opportunity for all persons regardless of race, color, gender, creed, religion, age, marital or family status, national origin, citizenship, mental or physical disabilities, veteran status, ancestry, citizenship, HIV or AIDS, sexual orientation, on-the-job-injuries, or the assertion of any other legally enforceable rights. Equal opportunity extends to all aspects of the employment relationship, including hiring, transfers, promotions, training, termination, working conditions, compensation, benefits, and other terms and conditions of employment. The Company is likewise committed to ensuring that employees are accurately paid for all hours worked.

B.                                    Duty to Comply with the Law. Executive agrees to comply with all federal, state and local laws and regulations, including equal employment opportunity laws and wage and hour laws. Executive agrees to immediately notify the Chairman of the Board of the Company or his or her designee if Executive becomes aware of a violation of the law, or suspects a violation of the law has or will occur. Executive acknowledges that Executive may be held personally liable for intentional violations.

C.                                    Duty to Comply with Labor Ready’s Code of Business Conduct and Ethics. Executive acknowledges and agrees that it is his duty to be familiar with Labor Ready’s Code of Business Conduct and Ethics, and to comply with all of its provisions.

VI.                                MISCELLANEOUS.

A.                                    Integration.  No promises or other communications made by either the Company or Executive are intended to be binding unless they are set forth in this Agreement. This

Agreement contains the entire agreement between the parties and replaces and supersedes any prior agreements, including the CLP Employment Agreement, except that all of Executive’s obligations pertaining to the protection of CLP confidential information and intellectual property as addressed in the CLP Employment Agreement remain in full force and effect in addition to whatever obligations Executive has under this Agreement. Executive represents and agrees that other than as set forth under the Merger Agreement, he is not entitled to any CLP stock options or equity based grants of any type and no other agreements or arrangements exist to the contrary. Upon closing of the Merger, this Agreement will supersede any employment agreement between Executive and CLP. This Agreement may not be modified except by an instrument signed by the Chairman of the Board of the Company or of such other entity that takes over the operations of Resources from the Company. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives.

B.                                    Choice of Law.  The Company and Executive agree that this Agreement and all interpretations of the provisions of this Agreement will be governed by the laws of the State of Washington, without regard to choice of law principles.

C.                                    No Waiver.  If either party waives any condition or term of this Agreement, it is not waiving any other condition or term, nor is it waiving any rights with respect to any future violation of the same condition or term. If either party chooses to refrain from enforcing any condition or term, the Company does not intend to waive the right to do so. Sections II(B), II(E), III and IV of this Agreement are to remain in effect after termination of the remainder of this Agreement.

D.                                    Severability.  The provisions of this Agreement are intended to be severable from each other. No provision will be invalid because another provision is ruled invalid or unenforceable. If any provision in this Agreement is held to be unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement and shall be re-written to provide the maximum effect consistent with the intent of the provision.

E.                                      Assignment.  The Company reserves the right to assign this Agreement at any time to any member of the Labor Ready Group or to any successor in interest to the Company’s business without notifying Executive in advance, and Executive hereby expressly consents to such assignment. Immediately upon completion of the Merger, this Agreement shall be an Agreement between Executive and the surviving corporation after the Merger. All terms and conditions of this Agreement will remain in effect with regard to the employing entity to which Executive has been transferred and/or to which this Agreement has been assigned. The parties expressly understand and agree that the Restrictive Covenants set forth at Sections III and IV shall remain in effect and shall expressly apply in favor of the Labor Ready Group regardless of’ any such transfer and/or assignment.

F.                                      Venue.  Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, venue for any legal action in connection with this Agreement will be limited exclusively to the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma. The prevailing party shall be entitled to its reasonable attorneys’ fees and costs. Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts.

LABOR READY ACQUISITION SUB II, EXECUTIVE

INC.

/s/ Noel Wheeler
By:	/s/ Steven C. Cooper	Noel Wheeler

Name:	Steven C. Cooper	Date:	5-26-05

Title:	President

Date:	May 27, 2005

FIRST AMENDMENT TO THE

EXECUTIVE EMPLOYMENT AGREEMENT

Between Noel Wheeler and Labor Ready, Inc.

WHEREAS, Noel Wheeler (“Executive”) and Labor Ready, Inc. (“Labor Ready” or “Company”) entered into an Executive Employment Agreement effective as of May 27, 2005 (“Agreement”); and

WHEREAS, Executive and Company would like to amend the Agreement to conform it to the requirements of Section 409A of the Internal Revenue Code, as amended.

NOW, THEREFORE, effective May 27, 2005, Section II.A.2(b)(i) of the Agreement is amended in its entirety to read as follows:

(i)    separation payments for twelve (12) months from the termination date at the base monthly salary in effect for Executive on the termination date, or if such termination occurs during the first two (2) years of Executive’s employment under this Agreement, the difference between the number of full months of employment under this Agreement and 24 months, if such difference is longer than twelve (12) months, with the actual period of receipt of such payments being referred to as the “Severance Period”, provided, however, that if at the time of the Executive’s termination of employment the Executive is considered a “specified employee” subject to the required six-month delay in benefit payments under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”), then the separation payments that would otherwise have been paid within the first six (6) months after the Executive’s termination of employment shall instead be paid in a single lump sum on (or within 15 days after) the six-month anniversary of such termination of employment.  The remaining severance payments shall be made monthly after such six-month anniversary.  For purposes of this Agreement, the Executive will be considered to have terminated employment when the Executive has incurred a “separation from service” for purposes of Code Section 409A(a)(2)(A)(i); and

LABOR READY, INC.		EXECUTIVE

By:	/s/ James E. Defebaugh	By:	/s/ Noel Wheeler

Name:	James E. Defebaugh	Date Executed:	December 31, 2006

Title:	Executive Vice President and General Counsel

Date Executed:	December 31, 2006